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                                                                    Exhibit 15.2


The Enstar Group, Inc.
401 Madison Avenue
Montgomery, AL 36104


We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Enstar Group, Inc. for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated May 10, 2006, (September 18, 2006 as to the effects of the restatement discussed in Note 2) and for the three- and six-month periods ended June 30, 2006 and 2005, and have issued our report dated August 9, 2006 (September 18, 2006 as to the effects of the restatement discussed in Note 2). As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.


We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2005 and June 30, 2006, are being included in this Amendment No. 2 to Registration Statement No. 333-135699 on Form S-4.


We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP


Birmingham, Alabama


November 6, 2006